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As filed with the Securities and Exchange Commission on August 15, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CUBIST PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	22-3192085 (I.R.S. Employer Identification Number)

65 Hayden Avenue
Lexington, MA 02421
(781) 860-8660
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Michael W. Bonney
President and Chief Executive Officer
CUBIST PHARMACEUTICALS, INC.
65 Hayden Avenue
Lexington, MA 02421
(781) 860-8660
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
 Julio E. Vega, Esq.
Matthew J. Cushing, Esq.
BINGHAM MCCUTCHEN LLP
150 Federal Street
Boston, MA 02110
(617) 951-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, Par Value $0.001 per share	765,635	$11.72	$8,973,242.20	$725.94

(1)
Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c), based on the offering of up to 765,635 shares at a purchase price of $11.72 per share, which is the average of the high and low prices reported in the consolidated reporting system of the Nasdaq National Market on August 8, 2003. It is not known how many shares will be purchased under this Registration Statement or at what price such shares will be purchased.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

        INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT A SOLICITATION OF AN OFFER TO BUY IN ANY STATE IN WHICH AN OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

        SUBJECT TO COMPLETION, DATED AUGUST 15, 2003

CUBIST PHARMACEUTICALS, INC.

765,635 Shares of Common Stock,
$.001 Par Value

        The selling stockholders identified in this prospectus may sell up to 765,635 shares of common stock of Cubist Pharmaceuticals, Inc. Cubist will not receive any of the proceeds from the sale of shares by the selling stockholders.

        Our common stock is quoted on the Nasdaq National Market under the symbol "CBST." The closing bid price of our common stock on the Nasdaq National Market on August 14, 2003 was $12.76 per share. When used herein, the term "selling stockholders" shall include donees, transferees, pledgees and other successors in interest.

Investing in these securities involves risks.
See "Risk Factors" beginning on page 7.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the National Market System of the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution."

The date of this prospectus is                        , 2003

        Cubist and Cidecin are our registered trademarks. This prospectus contains trademarks and trade names of other companies.

        We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. Neither this prospectus nor any prospectus supplement is an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction where an offer or solicitation is not permitted. No sale made pursuant to this prospectus shall, under any circumstances, create any implication that there has not been any change in our affairs since the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act, under which we file periodic reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Washington, D.C. 20549, or on the Internet at http:// www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. These reports, proxy and information statements and other information may also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

        We have filed a Registration Statement on Form S-3 under the Securities Act of 1933 with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement on Form S-3, as permitted by the SEC. Refer to the Registration Statement on Form S-3, including the exhibits, for further information about Cubist and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above.

CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE

        We "incorporate by reference" our documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

  •
  Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  Quarterly Report on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

  •
  Current Report on Form 8-K filed with the SEC under Item 5 on June 20, 2003 (information furnished to the SEC with such report under Item 9, Regulation FD Disclosure, is not incorporated by reference into this prospectus);

  •
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 17, 1996, including any amendments or reports filed for the purpose of updating that description; and

  •
  the description of the preferred stock purchase rights for our Series A Junior Participating Preferred Stock contained in our registration statement on Form 8-A filed with the SEC on August 2, 1999, including any amendments or reports filed for the purpose of updating that description.

        We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

    Cubist Pharmaceuticals, Inc.
    65 Hayden Avenue
    Lexington, MA 02421
    Attn: Jennifer LaVin
    (781) 860-8660
    e-mail: ir@cubist.com

CUBIST PHARMACEUTICALS, INC.

        The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors," as well as the information incorporated by reference herein, before deciding to participate in this offering.

Overview

        Since our incorporation on May 1, 1992 and commencement of operations in February 1993, we have been engaged in the research, development and commercialization of antiinfective drugs.

        We have submitted a New Drug Application, or NDA, to the United States Food and Drug Administration or FDA, in connection with our lead product candidate, Cidecin® (daptomycin for injection). We have also submitted an Investigational New Drug application, or IND, to the FDA for the cephalosporin antibiotic CAB-175. In addition, we have another drug candidate, oral ceftriaxone, in pre-clinical development.

Products in Development

Cidecin

        Cidecin is our lead product candidate and the first in a new class of antimicrobial drug candidates called lipopeptides. Under laboratory conditions, Cidecin exhibits rapid bactericidal activity against virtually all clinically significant Gram-positive bacteria, including multi-drug resistant bacteria. Gram-positive bacteria, such as Staphylococcus, Streptococcus and Enterococcus, targeted by Cidecin can cause a variety of serious infections that are a major cause of morbidity and mortality worldwide. In December 2002, we filed an NDA for Cidecin with the FDA for the indication of complicated skin and skin structure infections caused by Gram-positive organisms, including both susceptible and resistant strains of Staphylococcus aureus. In February 2003, the FDA accepted the Cidecin NDA filing and granted Priority Review status, which could shorten the time to approval from the standard ten to twelve months to six months. In June 2003, the FDA informed us that it anticipates completing its Priority Review of the NDA on or before September 20, 2003, a three month extension of the original action date. We are currently evaluating the safety and efficacy of Cidecin in a clinical program with a Phase 3 trial underway for infective endocarditis and bacteremia. In our current clinical trials, Cidecin is administered in a single daily dose intravenously. Cidecin has proven effective in vitro in killing virtually all clinically significant, including drug-resistant, Gram-positive bacteria, including those resistant to current therapies. We believe that Cidecin's broad spectrum of in vitro activity could give it a clinical therapeutic advantage over existing drugs in treating serious life-threatening Gram-positive infections, particularly in patients with compromised immune systems and in patients with infections caused by drug-resistant Gram-positive bacteria. In addition, we believe Cidecin could have an advantage over antimicrobial drugs that require administration in multiple doses each day, that take longer than 30 minutes to administer or that are administered through a central venous catheter located in parts of the body other than the arm.

CAB-175

        We have acquired the exclusive worldwide rights to develop and commercialize CAB-175. CAB-175 is a unique investigational cephalosporin antibiotic in early-stage clinical development and has demonstrated in vitro activity against most clinically relevant Gram-positive and Gram-negative bacteria, including important resistant species. In June 2003, we began a multi-dose Phase 1 trial in the United States for CAB-175 following the filing of an IND with the FDA. If successfully developed, CAB-175 could target hospitalized patient populations suffering from lower and upper respiratory infections, urinary tract infections, intra-abdominal infections, skin and soft tissue infections and febrile neutropenia. These indications represent in excess of 15 million treated patients each year on a global basis.

Oral Ceftriaxone

        We have acquired the worldwide rights to research, develop, manufacture and sell an oral version of ceftriaxone. Intravenous ceftriaxone, which had sales of over $1.0 billion in 2002, is a third-generation cephalosporin that has demonstrated a broad spectrum of bactericidal antimicrobial activity against Gram-positive and Gram-negative bacteria. We believe that, if successfully developed, an oral formulation could affect the utility and revenue potential of ceftriaxone by enabling community-based prescribing and access to patients treated with Rocephin who require step-down therapy from IV to oral. We have initiated proof of principle studies in humans for oral ceftriaxone.

Our Drug Discovery Programs and Technologies

        In addition to our clinical and pre-clinical development programs, we are also pursuing multiple opportunities in new drug discovery. Focused exclusively in the antiinfective space, we utilize a variety of technologies to identify novel compounds and molecules with broad spectra of activity against bacterial pathogens. Efforts are underway using natural product sources and screening methods to discover novel antimicrobial drugs. Our "10M Challenge" program challenges our scientists to screen through 10 million unique microbes during 2003. Using proprietary screening technologies, we aim to accelerate the discovery of new antibiotics isolated from approximately 25,000 soil samples collected by our employees throughout 2002. Our natural products technologies also provide unique methods for generating improved versions of existing drugs by altering the metabolic pathways responsible for their production. In addition to these programs, we have an ongoing lipopeptide program focused on the discovery of daptomycin-like peptides, with the goal of creating a "next generation" Cidecin.

Recent Developments

        In July 2003, we announced that we purchased from Eli Lilly and Company a reduction in the royalties payable to Lilly on the net sales of Cidecin, if approved by the FDA, under that certain Assignment and License Agreement, by and between Cubist and Eli Lilly, dated as of October 6, 2000, as amended by Amendment No. 1 to Assignment and License Agreement, dated as of July 1, 2003. In exchange for the reduction of the royalty, we issued 723,619 shares of common stock to Eli Lilly at a purchase price of $11.056 per share. We are filing this registration statement to cover the resale of 723,619 shares issued to Eli Lilly in connection with the royalty reduction and 42,016 issued in connection with the achievement of certain milestones under the Assignment and License Agreement, as amended.

Our Business Strategy

  •
  Develop and commercialize Cidecin.

  •
  Develop existing pre-clinical and clinical candidates, including CAB-175 and an oral version of ceftriaxone.

  •
  Discover and develop new antiinfective drug candidates.

  •
  License and develop new drug candidates and license new drugs.

Additional Information

        For additional information regarding our business, please see "Part I, Item 1—Business" of Cubist's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated herein by reference.

Our Address

        Our headquarters are located at 65 Hayden Avenue, Lexington, Massachusetts, 02421 and our telephone number is (781) 860-8660.

FORWARD-LOOKING STATEMENTS

        This document contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, these statements can be identified by the use of forward-looking terminology such as "may," "will," "could," "should," "would," "expect," "anticipate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state trends and known uncertainties or other forward-looking information. You are cautioned that forward-looking statements are based on current expectations and are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the risks and uncertainties described or discussed in the Section "Risk Factors" below. The forward-looking statements contained herein represent our judgment as of the date of this prospectus, and Cubist cautions readers not to place undue reliance on such statements.

        Forward-looking statements include information concerning possible or assumed future results of our operations, including, but not limited to, statements regarding:

  •
  whether we will receive, and the potential timing of, regulatory approvals or clearances to market potential products, including daptomycin;

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  our expectations regarding clinical trials and development time lines;

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  the acceptance of daptomycin by physicians, patients, third party payors and the medical community if approved by the FDA and other regulatory agencies;

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  our ability to successfully develop satisfactory sales and marketing capabilities;

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  our ability to use our research and development and technology platforms and methods to identify potential product candidates;

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  our expectations regarding selection of clinical development candidates;

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  our ability to manufacture daptomycin on a commercial scale;

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  our expectation regarding our ability to commercialize products in the coming years;

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  the continuation of our collaborations with our partners;

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  our future capital requirements and our ability to finance our operations;

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  the timing of new product launches; and

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  our expectations regarding business conditions generally and growth in the biopharmaceutical industry and overall economy.

        Many factors could affect our actual financial results, and could cause these actual results to differ materially from those in these forward-looking statements. These factors include, but are not limited to, the following:

  •
  the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, including daptomycin;

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  unanticipated increases in financing and operating costs;

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  general economic or business conditions being less favorable than expected;

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  legislative or regulatory changes adversely affecting cubist or the biopharmaceutical industry generally;

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  our inability to further identify, develop and achieve commercial success for new products and technologies;

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  the levels and timing of payments for sales of daptomycin, if approved by the FDA and other regulatory agencies;

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  our ability to manufacture daptomycin on a commercial scale;

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  the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials;

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  the risk that research and development may not result in marketable products;

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  the acceptance of daptomycin by physicians, patients, third party payors and the medical community if approved by the FDA and other regulatory agencies;

  •
  our dependence upon pharmaceutical and biotechnology collaborations;

  •
  uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; and

  •
  our ability to protect our proprietary technologies.

RISK FACTORS

        Investing in our company involves a high degree of risk. You should consider carefully the risks described below, together with the other information in and incorporated by reference into this document. If any of the following risks actually occur, our business, operating results or financial condition could be materially adversely affected. This could cause the market price of our common stock to decline, and could cause you to lose all or part of your investment.

Risks Related to Our Business

If we do not obtain regulatory approvals for our drug candidates, and in particular our lead drug candidate daptomycin, we will not be able to generate revenues from the commercialization or sale of our drug candidates.

        The FDA and comparable regulatory agencies in foreign countries impose substantial requirements for the development, production and commercial introduction of drug products. These include lengthy and detailed pre-clinical, laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. All of our drug candidates will require governmental approvals for commercialization, and, to date, we have not obtained government approval for any drug product. Pre-clinical testing, clinical trials and manufacturing of our drug candidates will be subject to rigorous and extensive regulation by the FDA and corresponding foreign regulatory authorities. In addition, such authorities, including the FDA, may impose more stringent requirements than currently in effect, which may adversely affect our planned on-going development. Satisfaction of the requirements of the FDA and the foreign regulatory agency requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the drug candidate.

        No product can receive FDA approval unless human clinical trials show both safety and efficacy for each target indication in accordance with FDA standards. The majority of drug candidates that begin human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Failure to demonstrate the safety and efficacy of our drug candidates for each target indication in clinical trials would prevent us from obtaining required approvals from regulatory authorities for those indications, which would prevent us from commercializing those drug candidates for those indications. The results of our clinical testing of a drug candidate may cause us to suspend, terminate or redesign our clinical testing program with regards to that drug candidate. We cannot be sure when we, independently or with our collaborative partners, might be in a position to submit additional drug candidates for regulatory review. Although we have conducted clinical trials for daptomycin, and have only recently commenced Phase 1 clinical trials for CAB-175, we have not initiated formal clinical trials for oral ceftriaxone. In addition, we cannot be sure that regulatory approval will be granted for drug candidates that we submit for regulatory review. Moreover, if regulatory approval to market a drug product is granted, the approval may impose limitations on the indicated use for which the drug product may be marketed.

        Daptomycin is the first drug candidate for which we have conducted clinical trials, and it is the first drug candidate for which we have filed for regulatory approval. Although the FDA has given daptomycin priority review as a treatment for complicated skin and skin structure infections, we may not obtain regulatory approval to commercialize daptomycin in the United States. If we do not obtain regulatory approval for daptomycin in the United States, we will not receive any revenues or royalties from commercial sales of daptomycin in the United States. In addition, in order to execute our business plan we will need to obtain regulatory approval for additional indications for daptomycin, foreign regulatory approvals for daptomycin and regulatory approvals for additional drug candidates. Our ability to generate revenues from the commercialization and sale of drug products will be limited by any failures to obtain these approvals.

If clinical trials for our drug candidates are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines, which could harm our business.

        Before we receive regulatory approvals for the commercial sale of any of our drug candidates, our drug candidates are subject to extensive pre-clinical testing and clinical trials to demonstrate their safety and efficacy in humans. Conducting pre-clinical testing and clinical trials is a lengthy, time-consuming and expensive process, that often takes many years. Furthermore, we cannot be sure that pre-clinical testing or clinical trials of any drug candidates will demonstrate the safety and efficacy of our drug candidates at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology and pharmaceutical industries, including companies with greater experience in pre-clinical testing and clinical trials than we have, have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. For example, our clinical trials on daptomycin for the treatment of pneumonia failed to demonstrate sufficient efficacy despite promising results in pre-clinical and early clinical trials.

        Our clinical trials must be carried out under protocols that are acceptable to regulatory authorities and to the committees responsible for clinical studies at the sites at which the studies are conducted. There may be delays in preparing protocols or receiving approval for them that may delay either or both of the start and finish of our clinical trials. Feedback from regulatory authorities or results from earlier stage clinical studies might require modifications or delays in later stage clinical trials. These types of delays can result in increased development costs and delayed regulatory approvals.

        Furthermore, there are a number of additional factors that may cause delays in our clinical trials. We have limited experience in conducting pre-clinical testing or clinical trials. We have conducted clinical trials with daptomycin and recently commenced Phase 1 clinical trials for CAB-175, but we have not conducted clinical trials for any of our other drug candidates. The rate of completion of our clinical trials is also dependent in part on the rate of patient enrollment. There may be limited availability of patients who meet the criteria for certain clinical trials. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approvals. In particular, our ongoing clinical trial to determine the safety and efficacy of using daptomycin to treat endocarditis, or infections of the heart valves, has experienced delays attributable to slow enrollment. In addition, our clinical trials may be delayed by one or more of the following factors, including:

  •
  inability to manufacture sufficient quantities of materials for use in clinical trials;

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  inability to adequately follow patients after treatment;

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  the failure of third-party clinical trial managers to perform; or

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  the failure of our clinical investigational sites and related facilities and records to be in compliance with Good Clinical Practices.

        If clinical trials for our drug candidates are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines, which could harm our business and cause our stock price to decline.

Daptomycin may not be accepted by physicians, patients, third party payors, or the medical community in general.

        The commercial success of daptomycin will depend upon its acceptance by the medical community. We cannot be sure that daptomycin will be accepted by purchasers in the pharmaceutical market even if it is approved by the relevant regulatory authorities. Daptomycin will compete with a number of existing antiinfective drugs manufactured and marketed by major pharmaceutical companies and potentially against new antiinfective drugs that are not yet marketed. The degree of market acceptance of daptomycin depends on a number of factors, including, but not limited to:

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  the demonstration of the clinical efficacy and safety of daptomycin;

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  the advantages and disadvantages of daptomycin compared to alternative therapies;

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  our ability to educate the medical community about the safety and effectiveness of daptomycin;

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  the reimbursement policies of government and third party payors; and

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  the market price of daptomycin.

        We cannot be sure that physicians, patients, third party payors, or the medical community in general will accept and utilize daptomycin. Even if the medical community accepts that daptomycin is safe and efficacious for its approved indications, physicians may choose to restrict the use of daptomycin due to antibiotic resistance concerns.

We will face significant competition from other biotechnology and pharmaceutical companies, particularly with respect to daptomycin, and our operating results will suffer if we fail to compete effectively.

        The biotechnology and pharmaceutical industries are intensely competitive. We have competitors both in the United States and internationally, including major multinational pharmaceutical and chemical companies, biotechnology companies and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staffs and more experienced marketing and manufacturing organizations. Our competitors may succeed in developing or licensing on an exclusive basis technologies and drug products that are more effective or less costly than any drug candidate that we are currently developing or that we may develop, which could render our technology and future drug products obsolete and noncompetitive.

        Competitors have obtained regulatory approvals from the FDA and foreign regulatory agencies for products that are used to treat the target indications for our drug candidates and may obtain regulatory approvals for additional drug candidates that will compete with our drug candidates. In general, companies that begin commercial sale of their drug products before their competitors have a significant competitive advantage in the marketplace, including the ability to obtain patent and FDA marketing exclusivity rights that would delay their competitors ability to market specific products. Even if our drug candidates are approved for sale, we may not be able to compete successfully with existing drug products or drug candidates under development.

        The competition in the market for therapeutic products that address infectious diseases is intense. Should daptomycin receive regulatory approval, it would face competition from commercially available drugs such as vancomycin, marketed generically by Abbott, Shionogi & Co. Ltd., and others, Zyvox, marketed by Pfizer, Inc., and Synercid, marketed by King Pharmaceuticals, Inc. Vancomycin is a generic drug and therefore costs less than the anticipated cost of daptomycin, and these products, including vancomycin, have established efficacy and safety profiles. In particular, vancomycin has been a widely used and well known antibiotic for over 40 years and is now sold in a relatively inexpensive generic form. Accordingly, if price competition inhibits the acceptance of daptomycin or if the reluctance of physicians to switch from existing drugs to daptomycin inhibits the acceptance of daptomycin, we will not achieve our business plan. In addition, daptomycin may face competition from drug candidates currently in clinical development, including drug candidates that could receive regulatory approval (i) before daptomycin in countries outside the U.S., or (ii) before daptomycin in the U.S., should daptomycin encounter significant delay with the FDA. The inability to compete with existing drug products or the subsequent introduction of drug products that would compete with our drug candidates or drug products would have a material adverse impact on our operating results.

        If we are unable to develop satisfactory sales and marketing capabilities, we may not succeed in commercializing daptomycin.

        We have not previously marketed or sold a drug product. Except for a marketing collaboration in Israel and Palestine, we do not have a sales and marketing collaboration for daptomycin anywhere in the world. Although we are developing sales and marketing capabilities of our own in the U.S., we will seek to collaborate with third parties to market daptomycin in Europe, Asia and other parts of the world. We cannot be sure that collaborative agreements can be reached on terms acceptable to us.

        We have developed marketing capabilities in the U.S. and we will need to continue to develop those marketing capabilities. We recently hired most of our hospital-based sales representatives that we estimated we will need to sell daptomycin by ourselves in the U.S., and we expect to complete the hiring of our sales representatives by September 2003. We cannot be sure that we will be able to acquire adequate sales and marketing capabilities, or establish third party relationships, in the U.S. We will incur substantial fixed expenses in hiring and maintaining a substantial sales force. Even if we are able to acquire sales and marketing capabilities, we cannot guarantee that we will be successful in commercializing daptomycin.

We are completely dependent on third parties to manufacture daptomycin, and our commercialization of daptomycin could be stopped, delayed, or made less profitable if those third parties fail to provide us with sufficient quantities of daptomycin at acceptable prices.

        We do not have the capability to manufacture our own daptomycin bulk drug substance or finished drug product. We anticipate that we will depend entirely on one company, DSM Capua, or DSM, to manufacture daptomycin drug substance for commercial sale at the time of the potential U.S. launch of daptomycin unless FDA approval for such launch is withheld or delayed past 2003. We currently depend entirely on two companies, ACS Dobfar, or ACS and DSM, to manufacture daptomycin drug substance for our clinical trials. We have entered into manufacturing and supply agreements with both DSM and ACS to manufacture and supply to us daptomycin drug substance for commercial purposes. However, only DSM is currently capable of manufacturing daptomycin drug substance for commercial sale, and ACS will not be capable of manufacturing daptomycin drug substance for commercial sale until such time as they have requested and received the required regulatory approvals. We currently anticipate that ACS will be able to manufacture daptomycin drug substance for commercial sale by the end of 2004. We currently depend on one company, Abbott Laboratories, or Abbott, to manufacture clinical grade vialed formulations of daptomycin. We have also entered into a development and supply agreement with Abbott to manufacture and supply final vialed daptomycin commercial drug product.

        We may not be able to enter into definitive agreements on acceptable terms for the expanded commercial scale manufacturing of daptomycin, either for drug substance or drug product. If we are unable to enhance our current manufacturing network, we could experience significant delays in the supply of daptomycin. Because both the DSM and ACS manufacturing facilities are located in Italy, we may also experience interruption or significant delay in the supply of daptomycin drug substance due to natural disasters, acts of war or terrorism, labor unrest, or political instability, in Italy. If we are required to transfer manufacturing processes to other third-party manufacturers, we would be required to satisfy various additional regulatory requirements, and we could experience significant delays in supply of daptomycin.

        We anticipate that the initial costs of commercial scale manufacturing of daptomycin will be high. We cannot guarantee that we will be able to reduce the costs over time. If the cost of daptomycin is too high, it may significantly delay or prevent Cubist from achieving profitability. We cannot guarantee that we will be able to increase the yields from our commercial manufacturing process. If we cannot increase our yields, it may be too costly for us to produce it.

We have collaborative relationships that may expose us to a number of risks.

        We have entered into, and anticipate continuing to enter into, collaborative arrangements with multiple third parties to discover, test, manufacture, and market drug candidates and drug products. These collaborations are necessary for us to research, develop, and commercialize drug candidates. In particular, our business plan contemplates that we will need to enter into a collaboration agreement to seek regulatory approvals and commercialize daptomycin in Europe. We cannot be sure that we will be able to establish such collaborative relationships or any additional collaborative relationships on terms acceptable to us.

        Reliance on collaborative relationships poses a number of risks including the following:

  •
  our collaborators may not perform their obligations as expected;

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  the amount and timing of resources dedicated by our collaborative partners to their respective collaborations with us is not under our control;

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  some drug candidates discovered in collaboration with us may be viewed by our collaborative partners as competitive with their own drug candidates or drug products;

  •
  our collaborative partners may not elect to proceed with the development of drug candidates that we believe to be promising;

  •
  disagreements with collaborators, including disagreements over proprietary rights, might cause delays or termination of the research, development or commercialization of drug candidates, might lead to additional responsibilities with respect to drug candidates, or might result in litigation or arbitration, any of which would be time consuming and expensive; and

  •
  some of our collaborative partners might develop independently, or with others, drug products that could compete with ours.

        For example, in September 2002, we agreed to terminate our collaboration with Gilead Sciences relating to commercialization rights to daptomycin in 16 European countries. If we establish and then terminate future commercialization collaborations, such termination could negatively affect our ability to generate revenues from the affected countries.

        Collaborative arrangements with third parties are a critical part of our business strategy, and any inability on our part to be able to establish collaborations on terms favorable to us or to work successfully with our collaborators will have an adverse effect on our operations and financial performance.

We have incurred substantial losses in the past and expect to incur additional losses over the next several years.

        Since we began operations, we have incurred substantial net losses in every fiscal period. We had net losses of $49.3 million during the first six months of 2003, and we had an accumulated deficit of $309.7 million through June 30, 2003. These losses have resulted principally from costs in conducting research and development activities, conducting clinical trials and associated administrative costs.

        While we do not currently maintain cost accounting systems to accurately track costs on an individual project basis, based on an estimated average full-time equivalent basis, we estimate that during the first six months of 2003 we incurred costs of less than $0.1 million in connection with all of our research collaborations, which generated approximately $0.3 million of revenue in the aggregate during such six month period.

        We expect to incur significant additional operating losses over the next several years as we expand our research and development efforts and our pre-clinical testing and clinical trials and as we implement manufacturing, marketing and sales programs. As a result, we cannot predict when we will become profitable, if at all, and if we do, we may not remain profitable for any substantial period of time. If we fail to achieve profitability within the time frame expected by investors, the market price of our common stock may decline.

We are not a self-sustaining business, and we will require additional funds.

        Currently, we are not a self-sustaining business, and certain economic and strategic factors will require us to seek substantial additional funds. We believe that our existing cash, cash equivalents, short-term investments and cash flow from revenues will be sufficient to fund our operating expenses, debt obligations and capital requirements under our current business plan through the second half of 2004. We expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. We may need to spend more money than currently expected because of unforeseen circumstances or circumstances beyond our control. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our stockholders or us.

        We may seek additional funding through public or private financing or other arrangements with collaborative partners. If we raise additional funds by issuing equity securities, further dilution to existing stockholders may result. In addition, as a condition to giving additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. We cannot be sure, however, that additional financing will be available from any of these sources or, if available, will be available on acceptable or affordable terms.

        Our annual debt service obligations on our 5 1/2% subordinated convertible notes due 2008 are approximately $9.1 million per year in interest payments, and our annual debt service obligations on our 8 1/2% senior convertible notes due in 2005 are approximately $3.3 million per year in interest payments. In addition, we have a term loan that allows us to borrow up to $5.0 million. We may add additional lease lines to finance capital expenditures and may obtain additional long-term debt and lines of credit. If we issue other debt securities in the future, our debt service obligations will increase further. If we are unable to generate sufficient cash to meet these obligations and need to use existing cash or liquidate investments in order to fund our debt service obligations, we may be forced to delay or terminate clinical trials, curtail operations, or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets or grant licenses on terms that are not favorable to us. If we fail to obtain additional capital, we will not be able to execute our current business plan successfully.

We may not be able to obtain, maintain or protect certain proprietary rights necessary for the development and commercialization of daptomycin, our other drug candidates, and our research technologies.

        Our commercial success will depend in part on obtaining and maintaining United States and foreign patent protection for daptomycin, our other drug candidates, and our research technologies and successfully enforcing and defending these patents against third party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Legal standards relating to the validity and scope of patents covering pharmaceutical and biotechnological inventions are continually developing. Our patent position is highly uncertain and involves complex legal and factual questions, and we cannot predict the scope and breadth of patent claims that may be afforded to our patents or to other companies' patents.

        The primary composition of matter patent covering daptomycin in the U.S. has expired. We own or have licensed a limited number of patents directed toward methods of administration and methods of manufacture of daptomycin. We cannot be sure that patents will be granted with respect to any of our pending patent applications for daptomycin, our other drug candidates, or our research technologies, or with respect to any patent applications filed by us in the future; nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting daptomycin, our other drug candidates and our technology.

        The degree of future protection for our proprietary rights is uncertain. We cannot be certain that the named applicants or inventors of the subject matter covered by our patent applications or patents, whether directly owned by us or licensed to us, were the first to invent or the first to file patent applications for such inventions. Third parties may challenge, infringe, circumvent or seek to invalidate existing or future patents owned by or licensed to us. A court or other agency with jurisdiction may find our patents invalid and/or unenforceable. Even if we have valid and enforceable patents, these patents still may not provide sufficient protection against competing products or processes.

        If our collaborative partners, employees or consultants develop inventions or processes independently that may be applicable to our products under development, disputes may arise about ownership of proprietary rights to those inventions and/or processes. Such inventions and/or processes will not necessarily become our property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. Moreover, the laws of foreign countries in which we market our drug products may afford little or no effective protection of our intellectual property.

        We also occasionally engage in collaborations, sponsored research agreements, and other arrangements with academic researchers and institutions that have received and may receive funding from U.S. government agencies. As a result of these arrangements, the U.S. government or certain third parties may have rights in certain inventions developed during the course of the performance of such collaborations and agreements as required by law or by such agreements.

        We also rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent that we maintain a competitive advantage by relying on trade secret and unpatented proprietary information, such competitive advantage may be compromised if others independently develop the same or similar technology, resulting in an adverse effect on our business, financial condition and results of operations. We seek to protect trade secrets and proprietary information in part through confidentiality provisions and invention assignment provisions in agreements with our collaborative partners, employees and consultants. It is possible that these agreements could be breached or that we might not have adequate remedies for any such breaches.

Third party patent and intellectual property rights may interfere with our ability to commercialize drug products and research technologies.

        Because the patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions, there can be no assurance that the patents owned and licensed by us, or any future patents, will ensure that others will not be issued patents that may prevent the sale of our drug products or require licensing and the payment of significant fees or royalties. Moreover, to the extent that any of our drug products or methods infringe the patents of a third party, or that our patents or future patents fail to give us an exclusive position in the subject matter claimed in those patents, we will be adversely affected. If our drug candidates, drug products, or processes are found to infringe the patents of others or are found to impermissibly utilize the intellectual property of others, our development, manufacture and sale of our infringing drug candidates or drug products could be severely restricted or prohibited. We may be unable to avoid infringement of a third party patent and may have to obtain a license, defend an infringement action, or challenge the validity of a patent in a court of law or agency of competent jurisdiction. A license may be unavailable on terms and conditions acceptable to us, if at all. Intellectual property litigation can be expensive and time consuming, and we may be unable to prevail in any such litigation or devote sufficient resources to pursue such litigation. If we do not obtain an appropriate license, if we are found liable for patent infringement or trade secret misappropriation, or if we are not able to have such patents declared invalid and/or unenforceable, we may be liable for significant monetary damages, may encounter significant delays in bringing products to market, and/or may be precluded from participating in the manufacture, use, or sale of products or methods of treatment requiring such licenses.

If we are unable to discover or in-license drug candidates, develop drug candidates or commercialize drug products, we will not generate significant revenues or become profitable.

        In order to implement our business plan we will need to identify, develop and commercialize drug products. Our approach to drug discovery requires the development of multiple novel technologies to create a successful drug candidate. We have not proven that compounds that we have developed internally can be utilized clinically as a therapeutic drug. We have not tested any drug candidates developed from our drug discovery program in humans, and we cannot assure you that there will be clinical benefits associated with any drug candidates we do develop.

        Our three drug candidates, daptomycin, CAB-175 and oral ceftriaxone/, are each the result of in-licensing patents and technologies from third parties. These in-licensing activities represent a significant expense for Cubist. Unless we are able to use our drug discovery approach to identify suitable drug candidates, in-licensing will be our only source of drug candidates. However, there can be no assurance that we will be able to in-license additional desirable drug candidates on acceptable terms, or at all, or that we will be successful in developing them. Our failure to develop or in-license new drug candidates on acceptable terms would have a material adverse effect on our business, operating results and financial condition.

A variety of risks associated with our international operations could materially adversely affect our business.

        Because we have a portion of our research operations in United Kingdom, we have manufacturing and clinical relationships outside the U.S., and we plan to market daptomycin worldwide, we are, and will continue to be, subject to additional risks related to operating in foreign countries. Associated risks of conducting operations in foreign countries include, but are not limited to:

  •
  differing regulatory requirements for drug approvals in foreign countries;

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  unexpected changes in tariffs, trade barriers and regulatory requirements;

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  economic weakness, including inflation, or political instability in particular foreign economies and markets;

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  compliance with tax, employment, immigration and labor laws for employees living and traveling abroad;

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  foreign taxes including withholding of payroll taxes;

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  foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business or operating a subsidiary in another country;

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  workforce uncertainty in countries where labor unrest is more common than in the U.S.;

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  production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

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  business interruptions resulting from geo-political actions, including, but not limited to, war and terrorism.

        These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

We depend on certain key employees, and the loss of any key employee could potentially harm our business.

        We believe that our ability to successfully implement our business strategy is highly dependent on key employees in all areas of the organization. In addition, our success is highly dependent on our ability to attract, train, retain, and motivate high quality personnel, especially for our senior management team. The loss of the services of any of our executive officers, officers, or other key employees could potentially harm our business or financial results.

If we are not successful in our management transition or in attracting and retaining management team members and other highly qualified individuals in our industry, we may not be able to successfully implement our business strategy.

        Our ability to compete in the highly competitive biotechnology and pharmaceuticals industries, depends in large part upon our ability to attract and retain highly qualified managerial personnel. We historically have been highly dependent on our senior management and scientific team, including Dr. Scott M. Rocklage who served as our chief executive officer from July 1994 until June 2003. On June 10, 2003, Michael W. Bonney, became our Chief Executive Officer. Mr. Bonney had been serving as our chief operating officer and president since 2002 and has not previously served as the chief executive officer of a publicly traded corporation. Five of our six executive officers, including Mr. Bonney, have joined us since December 2001. In addition, we have hired several other key members of our management team since June 2002. As a result, our management team has only worked together for a limited period of time. Our future success depends on a successful management transition and will also depend on our continuing to attract, retain and motivate highly skilled management team members.

We may undertake additional strategic acquisitions in the future, and difficulties integrating such acquisitions could damage our ability to attain or maintain profitability.

        Although we have limited experience in acquiring businesses and have completed only one business acquisition since our inception, we may acquire additional businesses that complement or augment our existing business. Integrating any newly acquired businesses or technologies could be expensive and time-consuming. We may not be able to integrate any acquired business successfully. Moreover, we may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which may result in dilution for stockholders and the incurrence of indebtedness. We may not be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully.

Risks Related to Our Industry

Even if we do obtain regulatory approvals, our products will be subject to ongoing regulatory review.

        Regulatory approvals can be conditioned on certain factors which may delay the marketing of drug products, and increase the cost of developing, manufacturing, or marketing drug products. Even if initial regulatory approvals for our drug candidates are obtained, our company, our drug products and the manufacturing facilities for our drug products would be subject to continual review and periodic inspection by the FDA and other regulatory agencies. In addition, if there are any modifications to a drug product, further regulatory approval will be required. Failure to comply with manufacturing regulations of the FDA and other regulatory agencies can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution. Later discovery of previously unknown problems with a drug product, manufacturer or facility may result in restrictions on the drug product, us or our manufacturing facilities, including withdrawal of the drug product from the market. The cost of compliance with pre- and post-approval regulation may have a negative effect on our operating results and financial condition.

We may become involved in patent litigation or other intellectual property proceedings relating to our products or processes that could result in liability for damage or stop our development and commercialization efforts.

        The pharmaceutical industry has been characterized by significant litigation and interference and other proceedings regarding patents, patent applications and other intellectual property rights. The types of situations in which we may become parties to such litigation or proceedings include:

  •
  We or our collaborators may initiate litigation or other proceedings against third parties to enforce our patent rights.

  •
  We or our collaborators may initiate litigation or other proceedings against third parties to seek to invalidate the patents held by such third parties or to obtain a judgment that our products or processes do not infringe such third parties' patents.

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  If our competitors file patent applications that claim technology also claimed by us, we or our collaborators may participate in interference or opposition proceedings to determine the priority of invention.

  •
  If third parties initiate litigation claiming that our processes or products infringe their patent or other intellectual property rights, we and our collaborators will need to defend against such proceedings.

        An adverse outcome in any litigation or other proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all.

        The cost of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Our ability to generate future revenues from any drug products that we may successfully develop and for which we obtain regulatory approval will depend on reimbursement and drug pricing.

        Acceptable levels of reimbursement for costs of developing and manufacturing of drug products and treatments related to those drug products by government authorities, private health insurers and other organizations, such as HMOs, will have an effect on the successful commercialization of, and attracting collaborative partners to invest in the development of, our drug candidates. We cannot be sure that reimbursement in the U.S. or elsewhere will be available for any drug products we may develop or, if already available, will not be decreased in the future. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our drug products. Any reduction in demand would adversely affect our business. If reimbursement is not available or is available only at limited levels, we may not be able to obtain collaborative partners to manufacture and commercialize drug products, and may not be able to obtain a satisfactory financial return on our own manufacture and commercialization of any future drug products.

        Third party payors are increasingly challenging prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products, including any products that may be offered by us in the future. Cost-cutting measures that health care providers are instituting, and the effect of any health care reform, could materially adversely affect our ability to sell any drugs that are successfully developed by us and approved by regulators. Moreover, we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business.

Even if we commercialize one or more drug products, competitors may develop drug products that make our drug products obsolete.

        Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Even if we are successful in developing effective drug products, new drug products introduced after we commence marketing of any drug product may be safer, more effective, less expensive, or easy to administer than our drug products.

        We could incur substantial costs resulting from product liability claims relating to our pharmaceutical products.

        The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Using our drug candidates in clinical trials may expose us to product liability claims and possible adverse publicity. These risks will expand with respect to drug candidates, if any, that receive regulatory approval for commercial sale. Product liability insurance is expensive, is subject to deductibles and coverage limitations, and may not be available in the future. While we currently maintain product liability insurance coverage that we believe is adequate for our current operations, we cannot be sure that such coverage will be adequate to cover any incident or all incidents. In addition, we cannot be sure that we will be able to maintain or obtain insurance coverage at acceptable costs or in a sufficient amount, that our insurer will not disclaim coverage as to a future claim or that a product liability claim would not otherwise adversely affect our business, operating results or financial condition.

We operate in a competitive labor market, and our inability to hire and retain highly qualified personnel could limit our operations and results.

        Our success in large part depends upon our ability to attract, train, motivate and retain qualified personnel for all aspects of our business. In recent years, because of great demand for qualified personnel and the numerous opportunities available to them in the biotechnology and pharmaceutical industries, we have experienced intense competition in attracting and retaining employees from the limited number of qualified personnel available. Because of this intense competition, we have had to interview an increasing number of candidates to meet our hiring needs. Other biotechnology and pharmaceutical companies with whom we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these factors may be more appealing to high quality candidates than what we have to offer. If we are unable to continue to attract and retain high quality personnel, the rate at which we can discover, develop and commercialize drug candidates will be limited.

Our use of hazardous materials, chemicals, viruses and radioactive compounds exposes us to potential liabilities.

        Our research and development involves the controlled use of hazardous materials, chemicals, viruses, bacteria, and various radioactive compounds. We are subject to numerous environmental and safety laws and regulations. We are subject to periodic inspections for possible violations of any environmental or safety law or regulation. Any violation of, and the cost of compliance with, the regulations could adversely effect our operations. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines.

Risks Related to Ownership of Our Common Stock

Our stock price may be volatile, and your investment in our stock could decline in value.

        The trading price of our common stock has been, and is likely to continue to be, extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including, but not limited to, the following:

  •
  our failure to commercialize one or more drug products;

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  adverse results or delays in clinical trials;

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  the termination of a collaboration or the inability to establish one or more collaborations;

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  our decision to initiate a clinical trial, not to initiate a clinical trial, or to terminate an existing clinical trial;

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  inability to obtain adequate product supply for any approved drug product or inability to do so at acceptable prices;

  •
  adverse regulatory decisions;

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  new products or services offered by us or our competitors;

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  failure to meet our publicly announced revenue projections;

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  actual or anticipated variations in quarterly operating results;

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  changes in financial estimates by securities analysts;

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  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

  •
  issuances of debt or equity securities; and

  •
  other events or factors, many of which are beyond our control.

        In addition, the stock market in general, and the Nasdaq National Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

If our officers, directors and certain stockholders choose to act together, they may be able to significantly influence our management and operations, acting in their best interests and not necessarily those of other stockholders.

        As of January 1, 2003, our directors, executive officers and greater than 5% stockholders and their affiliates beneficially owned approximately 39% of our issued and outstanding common stock. Accordingly, they collectively may have the ability to significantly influence the election of all of our directors and to significantly influence the outcome of corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

We have implemented anti-takeover provisions that could discourage, prevent or delay a takeover, even if the acquisition would be beneficial to our stockholders.

        The existence of our stockholder rights plan and provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders.

USE OF PROCEEDS

        Cubist will not receive any proceeds from the sale of the shares of common stock offered pursuant to this registration statement by the selling stockholders.

SELLING SECURITYHOLDER

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 11, 2003, by Eli Lilly and Company, or the selling stockholder. The selling stockholder covered by this prospectus received an aggregate of 765,635 shares of our common stock comprising of (i) 42,016 shares of our common stock received in connection with the achievement of milestones under that certain Assignment and License Agreement, dated as of October 6, 2000, between Cubist and Eli Lilly, and (ii) 723,619 shares of our common stock received in connection with Amendment No. 1 to Assignment and License Agreement, dated as of July 1, 2003, between Cubist and Eli Lilly, pursuant to which Cubist purchased a one percent reduction on all royalties payable under the Assignment and License Agreement in exchange for shares of Cubist common stock.

        Under a Registration Rights Agreement, dated as of July 1, 2003, between Cubist and the selling stockholder, we agreed to register the Cubist common stock issued to the selling stockholder in connection with the Assignment and License Agreement, as amended, and to keep the Registration Statement effective until the earlier of July 21, 2005, the date that all of the shares are sold under the Registration Statement, or the date that all of the shares may be sold pursuant to Rule 144 of the Securities Act of 1933, as amended.

        Our registration of the shares of common stock covered by this prospectus does not necessarily mean that the selling stockholder will sell all or any of the shares. The information provided in the table below with respect to the selling stockholder has been obtained from such selling stockholder. We licensed worldwide rights to daptomycin, our lead drug candidate, from the selling stockholder in 1997. Except as otherwise disclosed in the preceding sentence, the selling stockholder has not, nor within the past three years has had, any position, office or other material relationship with Cubist or any of its predecessors or affiliates. Because the selling stockholder may sell all or some portion of the shares of common stock beneficially owned by it, only an estimate (assuming the selling stockholder sells all of its shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholder after this offering. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it last provided to Cubist any information regarding the shares of common stock beneficially owned by it, all or a portion of the shares of common stock beneficially owned by it in transactions exempt from the registration requirements of the Securities Act of 1933.

			Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned Prior to the Offering	Number of Shares Being Offered
			Number	Percent
ELI LILLY AND COMPANY Lilly Corporate Center Indianapolis, IN 46285	822,583	765,635	56,948	*

*
Less than 1% of the outstanding shares of common stock.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of an percent owned by such person or group.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds from the sale of common stock offered pursuant to this prospectus. The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on The Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others:

  •
  ordinary brokerage transactions;

  •
  privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        The selling stockholders may pay usual and customary or specifically negotiated brokerage fees or commissions.

        To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents also may receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares offered pursuant to this prospectus. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 or other exemption from registration may be sold under Rule 144 or other exemption rather than pursuant to this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under current applicable rules and regulations of the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the

Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

        We will make copies of this prospectus available to the selling stockholders and will inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares being offered pursuant to this prospectus.

        The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell any or all of the shares.

        We will bear all costs, expenses and fees in connection with the registration of the resale of the shares covered by this prospectus. Pursuant to that certain Registration Rights Agreement, by and between Eli Lilly and Cubist, dated as of July 1, 2003, Eli Lilly will reimburse Cubist for such expenses up to an amount of $50,000. We have agreed to indemnify the selling stockholders, and each underwriter, if any, for liabilities based on untrue material facts, or omissions of material facts, contained in this prospectus. The selling stockholders have agreed to indemnify us for liabilities based on untrue material facts, or omissions of material facts, contained in this prospectus, but only to the extent that such material fact or omission is made in reliance on written information furnished by the selling stockholders.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        Bingham McCutchen LLP, Boston, Massachusetts, will provide us with an opinion as to the legality of the issuance of the shares on our behalf. Justin P. Morreale and Julio E. Vega, partners at Bingham McCutchen LLP, are each an Assistant Secretary of Cubist.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

SEC Registration Fee	$725.94
Legal Fees and Expenses	$30,000
Printing Expenses	$10,000
Accountants' Fees and Expenses	$5,000
Miscellaneous Costs	$5,000

Total	$50,725.94

        All expenses in connection with the issuance and distribution of the securities being offered shall be borne by Cubist, other than underwriting discounts and selling commissions, if any. Pursuant to that certain Registration Rights Agreement, by and between Eli Lilly and Cubist, dated as of July 1, 2003, Eli Lilly will reimburse Cubist for such expenses up to an amount of $50,000.

Item 15.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

        The Restated Certificate of Incorporation and the Amended and Restated By-Laws of Cubist, copies of which are filed herein as Exhibits 3.1 and 3.2, provide for advancement of expenses and indemnification of officers and directors of the registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

        A certain registration rights agreement provides for indemnification by Cubist of certain holders of 5 1/2% subordinated convertible notes who may be considered controlling persons against certain liabilities under the Securities Act, the Securities Exchange Act, state securities laws or otherwise, and provide for indemnification by such note holders and their directors, officers and certain control persons against certain liabilities under the Securities Act, the Securities Exchange Act, state securities laws or otherwise.

Item 16.    Exhibits.

Exhibits
3.1	Restated Certificate of Incorporation of Cubist (incorporated by reference to Exhibit 3 to Cubist's Quarterly Report on Form 10-Q filed on August 12, 1999) (File No. 000-21379).
3.2	Amended and Restated By-Laws of Cubist, as amended to date (incorporated by reference to Exhibit 3.4 to Cubist's Registration Statement on Form S-1) (Registration No. 333-6795).
4.1	Specimen certificate for shares of Common Stock (incorporated by reference to Exhibit 4.1 to Cubist's Annual Report on Form 10-K filed on March 28, 2003) (Registration No. 000-21379).
4.2
Rights Agreement dated as of July 21, 1999 between Cubist and EquiServe Trust Company (f/k/a Fleet National Bank, f/k/a BankBoston, N.A.) as Rights Agent (incorporated by reference to Exhibit 99.1 to Cubist's Report on Form 8-K filed on July 30, 1999) (File No. 000-21379).
4.3
First Amendment dated as of March 7, 2000 to the Rights Agreement, dated as of July 21, 1999 between Cubist and EquiServe Trust Company (f/k/a Fleet National Bank), as Rights Agent (incorporated by reference to Exhibit 4.2 to Cubist's Registration Statement on Form 8-A/A filed on March 9, 2000) (File No. 000-21379).
5	Opinion of Bingham McCutchen LLP.
23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included in signature pages hereto).

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Cubist Pharmaceuticals, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on this 15th day of August, 2003.

CUBIST PHARMACEUTICALS, INC.
By:	/s/ MICHAEL W. BONNEY Michael W. Bonney President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby appoints each of Michael W. Bonney and David W.J. McGirr severally, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-3, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this Registration Statement or any such additional registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL W. BONNEY Michael W. Bonney	President, Chief Executive Officer, and Director (Principal Executive Officer)	August 15, 2003
/s/ DAVID W.J. MCGIRR David W.J. McGirr	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2003
/s/ SCOTT M. ROCKLAGE Scott M. Rocklage	Chairman of the Board of Directors	August 15, 2003
/s/ KENNETH M. BATE Kenneth M. Bate	Director	August 15, 2003
/s/ SUSAN B. BAYH Susan B. Bayh	Director	August 15, 2003
/s/ JOHN K. CLARKE John K. Clarke	Director	August 15, 2003
/s/ DAVID W. MARTIN, JR. David W. Martin, Jr.	Director	August 15, 2003
/s/ WALTER R. MAUPAY Walter R. Maupay	Director	August 15, 2003
/s/ J. MATTHEW SINGLETON J. Matthew Singleton	Director	August 15, 2003
/s/ JOHN L. ZABRISKIE John L. Zabriskie	Director	August 15, 2003

EXHIBIT INDEX

Exhibits
3.1	Restated Certificate of Incorporation of Cubist (incorporated by reference to Exhibit 3 to Cubist's Quarterly Report on Form 10-Q filed on August 12, 1999) (File No. 000-21379).
3.2	Amended and Restated By-Laws of Cubist, as amended to date (incorporated by reference to Exhibit 3.4 to Cubist's Registration Statement on Form S-1) (Registration No. 333-6795).
4.1	Specimen certificate for shares of Common Stock (incorporated by reference to Exhibit 4.1 to Cubist's Annual Report on Form 10-K filed on March 28, 2003) (Registration No. 000-21379).
4.2
Rights Agreement dated as of July 21, 1999 between Cubist and EquiServe Trust Company (f/k/a Fleet National Bank, f/k/a BankBoston, N.A.) as Rights Agent (incorporated by reference to Exhibit 99.1 to Cubist's Report on Form 8-K filed on July 30, 1999) (File No. 000-21379).
4.3
First Amendment dated as of March 7, 2000 to the Rights Agreement, dated as of July 21, 1999 between Cubist and EquiServe Trust Company (f/k/a Fleet National Bank), as Rights Agent (incorporated by reference to Exhibit 4.2 to Cubist's Registration Statement on Form 8-A/A filed on March 9, 2000) (File No. 000-21379).
5	Opinion of Bingham McCutchen LLP.
23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included in signature pages hereto).

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PROSPECTUS
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE
CUBIST PHARMACEUTICALS, INC.
FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING SECURITYHOLDER
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX